UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2010
MAD CATZ INTERACTIVE, INC.
(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7480 Mission Valley Road, Suite 101
San Diego, California 92108
(Address of Principal Executive Offices)

(619) 683-9830
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
     On May 28, 2010, Mad Catz Interactive, Inc. (the “Company”), and its wholly owned subsidiary Mad Catz, Inc. (“MCI”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Tritton Technologies Inc. (“Tritton”) and the stockholders of Tritton, pursuant to which MCI purchased all of the outstanding stock of Tritton for total consideration of up to $10.1 million, subject to a working capital adjustment. Pursuant to the terms of the Purchase Agreement, MCI paid $1.45 million of the purchase price at the closing and has agreed to pay additional consideration of up to $8.65 million over a five year period based on the sales performance of Tritton’s products.
     The Purchase Agreement includes customary representations, warranties and covenants of the parties, and also includes indemnification provisions related to the parties’ representations and warranties, covenants and other matters, subject to specific caps and thresholds. Under the Purchase Agreement, MCI also agreed to offer employment to certain employees of Tritton. The Company guaranteed MCI’s obligations under the Purchase Agreement.
     On June 1, 2010, the Company issued a press release announcing the acquisition of Tritton and entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

99.1	Press Release, dated June 1, 2010, issued by Mad Catz Interactive, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2010	MAD CATZ INTERACTIVE, INC.
	By:	/s/ Stewart Halpern
		Name:	Stewart Halpern
Its: Chief Financial Officer